News Release	For Immediate Release

Contact: Jeff Laudin	July 24, 2012
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Second Quarter Results

Highlights:

•	Net earnings increased 31% on a 14.8% increase in sales.

•	Second quarter results driven by substantial increase in Utility Support Structures Segment sales and operating income.

•	Total operating income as a percent of sales increased from 10.3% to 12.7%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the second quarter of $767.3 million compared with $668.6 million for the same period of 2011. Second quarter 2012 operating income was $97.4 million versus $68.6 million in 2011. Second quarter 2012 net earnings were $60.0 million, or $2.24 per diluted share, versus second quarter 2011 net earnings of $45.8 million, or $1.72 per diluted share.

For the first six months of 2012, sales were $1,484.7 million versus $1,236.6 million in 2011. Valmont’s first half net earnings were $112.3 million, or $4.20 per diluted share, compared with 2011 first half net earnings of $71.4 million, or $2.69 per diluted share.

Second Quarter Review:

“Led by a substantial sales increase in the Utility Support Structures Segment, all segments had positive sales comparisons for the quarter,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Operating income as a percent of sales rose 2.4 percentage points to 12.7%. Volume and SG&A leverage combined with lower input costs drove the improvement in operating income,” added Mr. Bay.

Second Quarter Segment Review:

Utility Support Structures Segment (28% of 2nd Quarter Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $212.2 million were 55% higher than the second quarter of 2011. The sales growth resulted from broad-based demand from electric utility companies increasing their investment in the North American transmission grid.

The North American electrical transmission grid needs additional capacity to facilitate interconnections between different utilities, relieve capacity constraints and connect new generating capacity from alternative energy sources. To achieve these objectives, utility companies are undertaking multi-year projects to build out the transmission grid. The additional capacity will also improve reliability. It is estimated that over seventeen thousand miles in new large projects are already planned by major utilities to expand the transmission grid over the next 10 years.

Sales in international utility markets were comparable to last year, with improved sales in the Asia-Pacific region offset by lower sales in Europe.

Operating income more than doubled to $26.6 million and was 12.5% of segment sales. The increase in operating income was due to the positive impact of volumes and the associated operating leverage, offset in part by unfavorably priced orders taken between 2010 and 2011, and the additional costs incurred to complete certain orders.

Irrigation Segment (25% of 2nd Quarter Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales rose 6% to $194.5 million surpassing last year’s record second quarter and bringing the year to date sales growth to 17%. Sales revenue increases occurred in both North American and international markets, supported by positive fundamental drivers in the global agricultural economy. Population growth and diets richer in protein have led to an increase in the global demand for feed-grains. This has supported grain prices, resulting in near record levels of farm income in the U.S. Farmers around the world seeking to improve productivity continue to invest in efficient irrigation equipment to increase production. Productivity is improved with mechanized irrigation equipment as yields increase while water use decreases compared with flood irrigation methods.

Operating income grew 14% to a second quarter record of $37.6 million and was 19.3% of segment sales.

Engineered Infrastructure Products Segment (29% of 2nd Quarter Sales)

Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Second quarter sales were $225.8 million, a 9% increase over 2011. In North America, commercial lighting product sales rose. Transportation lighting and traffic product sales also increased mostly due to improved market conditions in Canada. There was a substantial increase in the sales of wireless communication structures and components compared with last year. Sales increases were further supported by internal demand from the Utility Support Structures Segment.

Despite difficult market conditions in Europe, sales of lighting and traffic structures were comparable to last year. Total European sales declined due to the exit in 2011 of certain operations.

In the Asia-Pacific region, sales of Engineered Infrastructure Products increased led by improved sales of Webforge branded engineered access systems. The Australian markets remain strong, driven in part by demand from the natural resources economy. Increased market activity in Southeast Asia and China provided further sales gains.

Operating income increased 23% to $14.2 million, or 6.3% of segment sales. Increased sales and the associated operating leverage led to the improvement in profitability.

Coatings Segment (11% of 2nd Quarter Sales)

Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $84.8 million were comparable to last year reflecting record second quarter volumes in North America, offsetting lower volumes in the Asia-Pacific region. North American demand was broad-based and was further supported by increased internal demand from the Utility Support Structures Segment.

Operating income increased 30% to $19.5 million or 23.0% of segment sales as a result of lower costs combined with volume and SG&A leverage in North America.

Outlook:

“We are maintaining our outlook for earnings to exceed $8.00 per diluted share this year,” said Mr. Bay.

“A major driver of our outlook is the strength of the utility market. To continue to fully participate in the significant opportunity in the North American utility market, we are currently adding capacity that will come on line during the next year. In the Engineered Infrastructure Products Segment, the passage of a two-year highway bill is a necessary precursor to improved traffic lighting market conditions in the United States, but will not alter the near-term outlook. We are encouraged by improvements in other structural markets in North America. In Europe, while market conditions remain challenging, our total exposure is relatively small. In the Asia Pacific region, the Australian natural resources economy continues to support a positive outlook, while in China, a slowing of the economic growth rate may lead to an increasingly competitive environment. The macroeconomic environment for the global Irrigation Segment is strong. Today, crops in North America are being stressed by lack of moisture. While drought is typically a positive driver, it remains too early to adequately gauge how second half revenues will compare with last year’s record second half sales. We expect the positive environment in the Coatings Segment to continue.

“Over the long-term, investing in infrastructure is crucial to economic development. Additionally, to keep up with the world’s growing food demand, agriculture must become more productive, particularly in its use of water. Valmont is uniquely positioned to participate in these enduring global opportunities,” added Mr. Bay.”

An audio discussion of Valmont’s second quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 30185161 or via the Internet at 8:00 a.m. CDT July 25, 2012, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 30185161 beginning July 25, 2012 at 10:00 a.m. CDT through 12:00 p.m. CDT on Aug 01, 2012.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter 13 Weeks Ended		Year-to-Date 26 Weeks Ended
	30-Jun-12	25-Jun-11	30-Jun-12	25-Jun-11
Net sales	$ 767,315	$ 668,609	$ 1,484,665	$ 1,236,558
Cost of sales	567,920	500,627	1,098,956	932,083
Gross profit	199,395	167,982	385,709	304,475
Selling, general and administrative expenses	102,043	99,363	205,539	190,555
Operating income	97,352	68,619	180,170	113,920
Other income (expense):
Interest expense	(7,421)	(10,783)	(15,228)	(19,044)
Interest income	1,910	2,001	3,988	3,778
Other	(1,977)	504	(400)	894
	(7,488)	(8,278)	(11,640)	(14,372)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	89,864	60,341	168,530	99,548
Income tax expense	30,792	13,551	58,558	26,839
Earnings before equity in earnings of
nonconsolidated subsidiaries	59,072	46,790	109,972	72,709
Equity in earnings of nonconsolidated subsidiaries	2,087	1,201	3,775	2,155
Net earnings	61,159	47,991	113,747	74,864
Less: Earnings attributable to non-controlling interests	(1,179)	(2,164)	(1,442)	(3,428)
Net earnings attributable to Valmont Industries, Inc.	$ 59,980	$ 45,827	$ 112,305	$ 71,436

Average shares outstanding (000's) - Basic	26,467	26,333	26,432	26,302
Earnings per share - Basic	$ 2.27	$ 1.74	$ 4.25	$ 2.72

Average shares outstanding (000's) - Diluted	26,758	26,585	26,718	26,561
Earnings per share - Diluted	$ 2.24	$ 1.72	$ 4.20	$ 2.69

Cash dividends per share	$ 0.225	$ 0.180	$ 0.405	$ 0.345

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter 13 Weeks Ended		Year-to-Date 26 Weeks Ended
	30-Jun-12	25-Jun-11	30-Jun-12	25-Jun-11

Sales
Engineered Infrastructure Products	$ 225,782	$ 206,417	$ 423,681	$ 375,347
Utility Support Structures	212,237	136,560	403,469	262,207
Coatings	84,837	84,161	167,684	157,611
Irrigation	194,496	183,701	390,762	334,749
Other	87,194	84,121	173,257	158,107
Total	804,546	694,960	1,558,853	1,288,021

Intersegment sales
Engineered Infrastructure Products	(14,692)	(5,480)	(27,084)	(11,424)
Utility Support Structures	(467)	(1,951)	(2,447)	(2,259)
Coatings	(13,252)	(10,926)	(25,949)	(22,431)
Irrigation	(6)	(5)	(431)	(8)
Other	(8,814)	(7,989)	(18,277)	(15,341)
Total	(37,231)	(26,351)	(74,188)	(51,463)

Net sales
Engineered Infrastructure Products	211,090	200,937	396,597	363,923
Utility Support Structures	211,770	134,609	401,022	259,948
Coatings	71,585	73,235	141,735	135,180
Irrigation	194,490	183,696	390,331	334,741
Other	78,380	76,132	154,980	142,766
Total	$ 767,315	$ 668,609	$ 1,484,665	$ 1,236,558

Operating Income
Engineered Infrastructure Products	$ 14,168	$ 11,515	$ 22,192	$ 13,718
Utility Support Structures	26,574	12,984	51,678	26,483
Coatings	19,517	15,070	36,029	25,362
Irrigation	37,607	32,964	76,015	56,858
Other	12,259	11,380	23,670	20,294
Corporate	(12,773)	(15,294)	(29,414)	(28,795)
Total	$ 97,352	$ 68,619	$ 180,170	$ 113,920

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	30-Jun-12	25-Jun-11
ASSETS
Current assets:
Cash and cash equivalents	$ 328,381	$ 326,790
Accounts receivable, net	489,371	453,066
Inventories	441,296	366,185
Prepaid expenses	29,772	30,862
Refundable and deferred income taxes	43,999	34,850
Total current assets	1,332,819	1,211,753
Property, plant and equipment, net	465,692	448,017
Goodwill and other assets	598,238	563,510
	$ 2,396,749	$ 2,223,280

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 248	$ 272
Notes payable to banks	17,374	11,415
Accounts payable	222,216	237,688
Accrued expenses	155,951	141,268
Dividend payable	5,985	4,757
Total current liabilities	401,774	395,400
Long-term debt, excluding current installments	473,592	489,130
Other long-term liabilities	213,544	262,923
Shareholders' equity	1,307,839	1,075,827
	$ 2,396,749	$ 2,223,280